Exhibit 10.38

COGNOS INCORPORATED

AMENDMENT TO EMPLOYMENT AGREEMENT

(Leslie Rechan)

This Agreement between Cognos Incorporated (“Cognos”) and Leslie Rechan (the “Executive”) is dated and effective April 27, 2007 (“Effective Date”).

NOW IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, the parties hereby agree to the following terms:

1.    Duties:

1.01    Cognos will employ the Executive as Chief Operating Officer at its Head Office in Ottawa, Ontario, Canada, and in such position will be responsible for managing the worldwide field (sales, services and marketing) operations of Cognos and its subsidiaries. The Executive will be employed under the terms set out in this Agreement and will perform such duties as are reasonably required and consistent with his position

1.02    The Executive will devote his full time and attention to the business and affairs of Cognos and its affiliates and will not, without consent in writing of Cognos, undertake any other business or occupation or become a director, officer, partner, employee or agent of any other company, firm or individual.

1.03    The Executive may, without the necessity of obtaining any consent, undertake activities of a charitable or community nature and serve in any part-time or temporary post with any charitable organization or professional association, as long as those activities, in the sole discretion of Cognos, do not impair his ability to fulfill his obligations in this Agreement.

1.04    The Executive will well and faithfully serve Cognos and its associated companies and use his best efforts to promote their interests.

2.    Term:

For the purposes of this Agreement, the Executive's commencement of service with Cognos shall commence on the start date set out in his offer letter and his employment shall continue for an indefinite term thereafter unless terminated in accordance with this Agreement.

3.    Relocation:

The Executive acknowledges that Cognos carries on its operations worldwide and during the course of his employment the location of his employment and reporting arrangements may be changed by Cognos with the consent of the Executive. Any relocation expenses incurred by the Executive will be reimbursed in accordance with the prevailing Cognos policy.

4.    Compensation & Performance Appraisal:

4.01    The Executive's salary for the 2007 Cognos fiscal year (“Base Salary”) is set out in Appendix “A” and subsequently will be reviewed and may be adjusted upwards by the Human Resources & Compensation Committee of the Cognos Board of Directors, or such other delegate or successor body (the “Committee”), from time to time in accordance with prevailing Cognos practice and policies. The Executive's Base Salary will be deemed to accrue from day to day and will be payable in equal semi-monthly installments in accordance with prevailing Cognos policies or practice.

4.02    The Executive has no contractual entitlement to any increased or additional compensation (including overtime) except in strict compliance with his compensation plan and the Executive has no right to the continuation or renewal of any particular plan. The Executive's compensation plan and performance targets for the 2007 Cognos fiscal year are set out in Appendix “A” and subsequently will be reviewed by and may be amended by the Committee every year or more frequently, with such review to occur no later than 90 days after the end of the Cognos fiscal year. The Executive's bonus each year on achievement of his performance targets is his “Target Bonus”. The Executive will be paid net of any statutory or authorized deductions. The Executive authorizes Cognos to deduct from compensation payable to him, the full amount of any debts or advances owed by the Executive to Cognos.

5.    Travel & Expenses:

The Executive's duties may require him to travel away from home. Cognos will reimburse the Executive for all reasonable expenses incurred by the Executive for business, business travel and accommodation and other incidental costs in accordance with its prevailing travel and expenses policies.

6.    Benefits:

6.01    The Executive will be entitled to receive all benefits generally available to Cognos employees in comparable positions

6.02    The Executive will be entitled to paid vacation in accordance with the policies and practices of Cognos as amended from time to time. As of the Executive’s start date, the Executive will be entitled to accrue twenty (20) days vacation on an annual basis which vacation will accrue in accordance with Cognos’ policies and practices. The taking and time of vacation shall be agreed upon by the Executive and Cognos.

6.03    Cognos will provide the Executive with a company vehicle at Cognos' expense. In the event that Cognos terminates the Executive's employment at any time without Just Cause, or if the Executive terminates his employment at any time for Good Reason, it is understood and agreed that the Executive shall have continued use of the vehicle until the end of the notice period set out in Article 10.03.

6.04    Cognos will pay any initiation and annual membership fees to the Ottawa Hunt & Golf Club, or to another club as determined by the Executive and acceptable to Cognos. The payment of these fees is included in the term ‘Cognos provided benefits’ contemplated in Article 10.03(b).

7.    Personnel Policies:

In addition to the provisions of this Agreement, the Executive agrees to adhere to all reasonable policies of general applicability to Cognos employees. Cognos may amend or revoke the provisions of these policies as may be necessary. The Executive will be given reasonable notice of any policy amendment.

8.    Confidential Information and Inventions:

8.01    During the course of the Executive's employment by Cognos the Executive will acquire information about certain matters that are confidential to Cognos (including, for the purpose of this Agreement, any affiliated companies), and that are the exclusive property of Cognos, including, but not limited to: (a) product design and development information, (b) names, addresses, buying habits and preferences of current customers of Cognos as well as prospective customers, (c) pricing and sales policies, techniques and concepts, and (d) trade secrets and other confidential information concerning the business operations or affairs of Cognos, all of which information is “Confidential Information” for the purposes of this Agreement. Confidential Information does not include: (e) information generally available to or known to the public; (f) information known to the Executive prior to his meetings with Cognos or its agents regarding potential employment with Cognos; (g) information independently developed by the Executive outside the scope of this Agreement; (h) information lawfully disclosed to the Executive by a third party; or (i) information disclosed by Cognos or by other employees of Cognos to third parties without any obligation of confidentiality.

8.02    The Executive acknowledges that Confidential Information, if disclosed, could be used to the detriment of Cognos. Accordingly, the Executive agrees not to disclose any Confidential Information to any third party either: (a) during the term of his employment with Cognos (whether under this Agreement or any predecessor or successor to it), except as may be necessary for him to properly discharge his duties under this Agreement, or (b) following the termination of his employment, however caused, except with the written permission of Cognos. The foregoing restriction does not apply to any information or knowledge that becomes part of the public domain other than by unauthorized disclosure by the Executive or information excluded by subparagraph (e) to (i) of Article 8.01.

8.03    Any inventions, discoveries, or copyrightable works developed or contributed to by the Executive during the course of his duties, whether under this Agreement or any predecessor or successor to it, including without limitation: software source or object code (and any underlying algorithms or other components), product or promotional material, manuals, contractual documentation, and training or education materials (collectively the “Works”), are the sole and exclusive property of Cognos including without limitation, all copyright and other intellectual property rights in or to the Works. The Executive waives any and all moral rights he may have in any Work, and agrees to execute any additional documents deemed necessary by Cognos to apply for, convey or confirm its rights in or to the Works, whether during or after the termination of this Agreement, however caused. The Executive warrants that any Work does not infringe the copyright or other rights of any third party and that the rights the Executive grants to Cognos in this Agreement are vested in him absolutely and he has not previously assigned, licensed, or in any way encumbered the Works. This provision is binding on the Executive's heirs, successors and assigns and will survive the termination of this Agreement.

9.    Computer Security:

It is the policy of Cognos to adhere strictly to the licensing conditions of any software that it uses. The Executive is required to comply with this policy. The Executive will not copy or distribute for his own use or for the use of any other person or company any software used or developed by Cognos without (a) obtaining the authorization of Cognos and (b) taking all reasonable precautions to ensure that his use of the software neither corrupts nor destroys any existing software or data.

10.    Termination:

10.01    The Executive may resign his employment voluntarily upon giving thirty (30) days prior written notice to Cognos. Cognos may waive the said notice by providing the Executive with pay in lieu in notice. Upon resignation, the Executive shall have no entitlement to compensation except for unpaid Base Salary, vacation earned to the effective date of resignation and reasonable unpaid expenses in accordance with prevailing Cognos policies, plus a pro-rated portion of his Target Bonus. All of the Executive’s benefits shall cease upon the Executive’s effective date of resignation. For greater certainty, termination by the Executive for Good Reason shall not constitute a voluntary resignation.

10.02    Cognos may terminate the employment agreement of the Executive at any time for Just Cause without notice or compensation in lieu of notice except for unpaid Base Salary, vacation earned to the date of termination and reasonable unpaid expenses in accordance with prevailing Cognos policies. All of the Executive's benefits shall cease immediately upon termination of the Executive's employment for Just Cause.

10.03    If the Executive's employment is terminated by Cognos without Just Cause (including constructive dismissal) or the Executive terminates his employment for any Good Reason then the following provisions shall apply:

(a)    Cognos shall forthwith pay to the Executive or as he may direct, a lump-sum amount equal to twenty-four (24) months of the Executive's annual Base Salary and Target Bonus as at the date of termination;

(b)    Cognos shall continue, to the extent permitted by its carriers, all Cognos provided benefits for twenty-four (24) months from the date of termination. In the event that Cognos cannot continue to provide any particular benefit, it shall compensate the Executive for the reasonable cost to him of obtaining the said benefit;

(c)    The Executive shall be entitled to be paid his Target Bonus as at the date of termination, pro-rated for the period up to the date of termination of employment (such payment to be made at the time that Cognos generally pays bonuses to its Senior Executives); and

(d)    Notwithstanding the terms of any plan or agreement to the contrary, all of the Executive’s entitlements or rights pursuant to any equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award), or any profit sharing, bonus or incentive plan shall continue to vest during the twenty-four (24) month period following the date of termination, and once vested shall be exercisable in accordance with the terms of the applicable plan, and at the end of that period any restricted stock units not vested shall be subject to the applicable provisions set out in the Offer Letter attached as Appendix “C”; and

(e)    Cognos shall reimburse the Executive, upon presentation of the appropriate invoices, to a maximum of $20,000.00 plus GST, for financial or outplacement advice obtained by the Executive in connection with the cessation of his employment.

10.04    In the event the Executive's employment is terminated by Cognos without Just Cause or in the event the Executive terminates his employment for Good Reason and if such termination by Cognos or by the Executive occurs on or within twenty-four (24) months following the date of any Change of Control or if any such termination occurs during the period preceding the effective date of a Change of Control but after which the Cognos has commenced discussions and negotiations with a potential acquiror (the “Acquiror”), which for purposes of this Agreement shall mean that management presentations have been made by and between the Company and the Acquiror (the “Discussions”) and that the due diligence process has commenced and which Discussions result in a Change of Control with the Acquiror, then in addition to the payments and benefits set out in Article 10.03:

(a)    notwithstanding the terms of any plan or agreement to the contrary, all entitlements or rights pursuant to the equity-based plans (including without limit, share/stock option, share/stock purchase, restricted stock or stock award) and any profit-sharing, bonus or incentive plan, shall immediately and automatically became fully vested and all such vested rights shall be exercisable for the shorter of (i) one (1) year following the date of termination; or (ii) the maximum time period as allowed under U.S. Internal Revenue Code Section 409A, without the Executive being subject to additional taxes or penalties; and

(b)    the reasonable legal costs incurred by the Executive to enforce the provisions of this Agreement shall be paid by Cognos as such costs are incurred.

10.05    All amounts referred to in Article 10.03 constitute a debt by Cognos to the Executive. The Executive shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect in the event that the Executive shall secure or not reasonably pursue alternative employment following the termination of the Executive's employment with Cognos.

10.06    It is understood and agreed that the amounts set out in Article 10.03 above are inclusive of any and all statutory obligations that Cognos has to the Executive pursuant to the Ontario Employment Standards Act, 2000.

10.07    Coincident with, or immediately following termination of the Executive's employment, for whatever reason, the Executive agrees to surrender to Cognos any documents or electronic media containing Confidential Information referred to in Article 8, as well as any other property of

Cognos in his control or possession (including without limitation: vehicles, access passes, equipment, credit cards, keys, books, records, reports, files, manuals, and literature) in good condition, normal wear and tear excepted; provided, however, Executive shall be allowed to keep his mobile telephone and pda.

10.08    Immediately following termination of the Executive's employment, for whatever reason, the Executive agrees to repay any outstanding debts or advances owing by him to Cognos and authorizes Cognos to deduct the amount of those debts or advances from any compensation amount payable to the Executive following his termination. For greater certainty, any unearned vacation taken will constitute an advance owed by the Executive to Cognos.

10.09    The Executive agrees that he will not, at any time after termination of his employment, represent himself as being in any way connected or interested in the business of Cognos or any of its group companies worldwide.

11.    Indemnification

Cognos agrees to indemnify the Executive in accordance with the provisions of the Canada Business Corporations Act.

12.    Non-Competition:

The Executive will not, during his employment and for the period ending twelve (12) months after the date his employment is terminated, directly or indirectly or in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, employee, executive, officer, director, advisor or shareholder: (a) be engaged in any undertaking, or (b) have any financial or other interest (including an interest by way of royalty or compensation arrangements) in or in respect of the business of any person which carries on a business; or (c) accept employment with, advise, render or provide services to, lend money to or guarantee the debts or obligations of any person or entity that carries on a business or undertaking anywhere, that is in competition with the products or services created, developed, manufactured, marketed, distributed, sold, by Cognos at the time of his termination or within the six (6) month period prior to that date.

Despite the above, the Executive may own not more than 5% of any class of securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over-the-counter market in the United States or Canada, that carries on a business which is the substantially same as or which competes with the business of Cognos or any of its subsidiaries.

13.    Non-Solicitation:

The Executive agrees that he will not, during his employment and for the period ending twenty-four (24) months after the date his employment is terminated, without the written consent of Cognos, directly or indirectly (a) employ or retain as an independent contractor any employee of Cognos or any subsidiary on date of his termination or induce or solicit, or attempt to induce, any such person to leave his or her employment, (b) contact or solicit any designated customers of Cognos or any subsidiary for the purpose of selling to those designated customers any products or services which are the same as, or competitive with, the products or services sold or licensed by Cognos or any subsidiary. For the purpose of this section, a “designated customer” means a person who was a customer of the Cognos or any subsidiary at any time during the twelve (12) months preceding the date that his employment terminated.

14.    Non-Disparagement:

In further consideration of the amounts and rights granted or received or to be granted or received under this Agreement, the Executive will not, during this Agreement and for a period of the twelve (12) month following its termination (however caused), utter, publish or broadcast any statements that disparage Cognos (including its subsidiaries) or are critical in any manner or fashion of Cognos or its business, including without limitation, its business strategy, products, management or employees. Cognos, its officers, board of directors will not, during this Agreement and for a period of the twelve (12) month following Executive’s termination (however caused), utter, publish or broadcast any statements that disparage deprecate, directly or indirectly, Executive’s abilities, professional skills or reputation with any written or oral statement.

15.    Legal Assistance:

The Executive agrees that he will, during this Agreement and for a period two (2) years following its termination (however caused), supply such information and render such assistance as may be reasonably required by Cognos or any affiliated company in connection with any legal or quasi-legal proceeding to which Cognos either is or becomes a party. Cognos agrees to reimburse the Executive for any expenses reasonably incurred in providing such services in accordance with prevailing Cognos Travel and Living policies.

16.    Withholdings & Deductions

All amounts payable under this Agreement are subject to applicable deductions and withholdings.

17.    Assignment of Rights:

This Agreement is assignable by the Cognos without the Executive’s consent in connection with any bona fide internal reorganization of Cognos, provided that there is no material change in any of the terms and conditions of the Executive’s employment or this Agreement. The Executive’s rights under this Agreement are not assignable or transferable in any manner except as required or permitted by operation of law.

18.    Notices:

Any notice required or permitted to be given under this Agreement will be given in writing by personal delivery, registered mail or by facsimile, to the Executive at his last known address and to Cognos at its Head Office to the attention of the Vice President, Human Resources.

19.    Severability:

If any provision or part of this Agreement is deemed, or found to be, void, unenforceable or invalid by a court of competent jurisdiction, its remaining provisions or parts will remain in full force and effect.

20.    Entire Agreement:

This Agreement, including the Offer Letter attached as Annex C, is the entire agreement between Cognos and the Executive pertaining to his employment with Cognos and supersedes, amends and restates all previous agreements, including without limit the employment agreement between the parties dated May 9, 2006. This Agreement and the attachments shall be read and construed as a single document but if there is any conflict between them the conflict shall be resolved in accordance with the following order of precedence: this Agreement, Appendix “C”, Appendix “B”, Appendix “A”, and the terms of any stock/share option, RSU or other equity award agreement between you and Cognos. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

21.    Amendment of Agreement:

Any amendment or modification of this Agreement will be in writing and signed by the parties or it will have no effect.

22.    Governing Law:

This Agreement will be governed by and construed in accordance with the laws of Ontario. The sole forum for any dispute arising from this Agreement or the Executive’s employment with Cognos will the courts of Ontario located in the City of Ottawa, Ontario.

23.    Enforcement of Rights by Estate

Executive’s death or disability shall not terminate the right of Executive’s estate or heirs to maintain an action pursuant to this Agreement if such action is based on a claim duly asserted by the Executive prior to the Executive’s death or disability.

24.    Acknowledgement:

The Executive and Cognos acknowledge that each: (a) has had sufficient time to review and consider this Agreement thoroughly; (b) has read and understands the terms of this Agreement and his or its obligations hereunder; (c) retained independent legal advice concerning the interpretation and effect of this Agreement, and (d) has entered into this Agreement voluntarily and without any pressure.

IN WITNESS the parties have executed this Agreement as a deed with effect as of the Effective Date.

COGNOS INCORPORATED

By:	/s/ Robert G. Ashe
Rob Ashe President & Chief Executive Officer

The foregoing is agreed and accepted.

By:	/s/ Les Rechan
Leslie Rechan

Appendix “A”

FY07 Compensation

Salary:    US $375,000

Target Bonus:    US $375,000

The actual bonus payable to the Executive will be determined in accordance with Cognos’ Share in Success Program (“SIS”), including the SIS Grid approved by Cognos’ Board of Directors. The SIS Grid establishes a percentage (which may be above or below 100% depending on the Cognos’ performance relative to specified performance metrics) that will be applied to the above Target Bonus amount and shall be agreed to and approved by Cognos’ Board of Directors (or a committee or delegate thereof) on or before 90 days following the end of the fiscal year.

Benefits Summary:

Canadian Benefits Program as amended from time to time by Cognos.

Repayment of Bonus:

If the audited financial statements of Cognos in respect of any fiscal year are, or are required to be, subsequently re-stated in any material respect, and for reasons that the Human Resources Committee of the Cognos’ Board of Directors deems, in its sole discretion, to be based on error, malfeasance or negligence, then any bonus payout based on those financial statements will be recalculated.

If the recalculated bonus payout (“Recalculated Bonus”) is greater or less than the original bonus payout to the Executive prior to the re-statement (“Original Bonus”), the Original Bonus will be adjusted by the difference between the Original Bonus and Recalculated Bonus (the “Adjustment Amount”). If the Original Bonus is greater than the Recalculated Bonus, the Executive will pay within forty-five (45) days the Adjustment Amount to the employing Cognos entity (subject to such other repayment terms as may be approved by the Human Resources Committee of the Board of Cognos). Any repayment made by the Executive to Cognos will be net of any taxes originally withheld at source by Cognos and remitted to any tax authority in respect of the Adjustment Amount (“Tax Withholding Amount”). Any subsequent refund to the Executive of any taxes in respect of the Original Bonus will be immediately payable by Executive to Cognos upon receipt, up to the Tax Withholding Amount. If the Original Bonus is less than the Recalculated Bonus, Cognos will forthwith pay the Adjustment Amount to the Executive, less any deductions at source required by applicable law. This provision forms part of the Agreement and shall be a term of the Executive’s employment, unless otherwise agreed upon, in writing, by Cognos and the Executive.

Appendix "B"

Definitions

1.	“Change of Control” means:

(i)

Cognos is amalgamated, merged, consolidated or reorganized into or with another corporation or other legal person (excluding an affiliate of Cognos), and as a result the holders of the voting shares immediately prior to that transaction hold less than a majority of the voting shares after that transaction;

(ii)

any individual, entity or group acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through acquisition of previously issued and outstanding voting shares, or of voting shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect;

(iii)

Cognos sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result the holders of voting shares immediately prior to that transaction hold less than a majority of the voting shares of the acquiring corporation or person immediately after such transaction;

(iv)	more than 50% of the voting shares become subject to a voting trust;

(v)

a report is filed pursuant to the Canada Business Corporations Act or under the Securities Act, Ontario or the Securities Exchange Act of 1934, as amended, disclosing that any person (as defined in the applicable legislation) has become the beneficial owner of securities representing more than 50% of the voting shares; or

(vi)

if, during any period of two consecutive years, the individuals who at the beginning of that period are the directors of Cognos cease for any reason to be at least a majority of the membership of the Board, unless the election, or the nomination for election by Cognos’ shareholders, of each director of Cognos first elected during that period was approved by a vote of at least two-thirds of the directors then still in office who were also directors of Cognos at the beginning of that period.

Provided that a Change in Control is deemed not to occur solely because any one of the following entities either files or becomes obligated to make a filing or submit a report contemplated above, namely: (i) Cognos, (ii) an entity in which Cognos directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Cognos-sponsored employee stock ownership plan or any other employee benefit plan of Cognos, or (iv) any corporation or legal person similar to the foregoing which is approved by the Board of Directors of Cognos prior to the occurrence of the event that, absent such approval by the Board of Directors of Cognos, would have constituted a Change in Control.

2.	For the purposes of this agreement, “Good Reason” means the occurrence of any of the following:

(i)

without the Executive’s express written consent, the assignment to the Executive of any duties materially inconsistent with the Executive’s position, duties and responsibilities with Cognos under this Agreement, except in connection with the termination of the Executive’s employment for Just Cause or as a result of his death or retirement, (the promotion of the Executive to Chief Executive Officer of Cognos shall not constitute Good Reason),

(ii)

while the Executive is the Chief Operating Officer of Cognos, he ceases to report directly to the current Chief Executive Officer or, if he is appointed Chief Executive Officer of Cognos, he ceases to be the most senior officer of Cognos;

(iii)	without the Executive’s express written consent, a 10% reduction in the Executive's annual Base Salary, benefits or perquisites;

(iv)

without the Executive’s express written consent, a 10% reduction in the Executive’s ability to earn incentive compensation excluding a reduction caused by the failure of Cognos or the Executive to meet incentive compensation targets or goals;

(v)	the failure to continue the Executive's participation in any share option, share purchase, profit-sharing, bonus or other incentive compensation plan ;

(vi)	failure of any successor-in-interest to assume all of the obligations of Cognos under this Agreement;

(vii)	the material breach of this Agreement by Cognos or the material breach by Cognos of any other agreement between Cognos and Executive relating to Executive’s employment, compensation and wages;

(viii)

the location of the Corporation’s facilities where the Executive is based being relocated (a) more than 50 km from its current location and (b) more than 50 km further from the Executive’s residence, and

(ix)	a Change of Control.

Executive’s continued employment shall not constitute consent or a waiver of Executive’s rights to assert Good Reason hereunder on the condition that Executive may only effect a termination for Good Reason within 30 days following the occurrence of actions or failures to act or Executive’s knowledge of the same giving rise to the Good Reason and shall have duly notified Cognos of the basis for such Good Reason and providing Cognos with fifteen (15) days after receipt of such notice to cure the basis of such claim.

3.	“Just Cause” means:

(i)	the wilful failure by the Executive to perform his duties (other than by reason of any bona fide disability);

(ii)	the Executive’s misconduct involving the property, business or affairs of Cognos, or in the carrying out of the Executive’s duties or the Executive’s theft, fraud or dishonesty;

(iii)	Executive is convicted of or pleads nolo contendere or guilty to a felony involving moral turpitude;

(iv)	the Executive’s material breach of this Agreement; or

(v)	any other conduct by the Executive that would be determined by the courts of Ontario to constitute just cause from time to time.

Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Just Cause” above unless written notice stating the basis for the termination is provided to Executive, Executive is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act).

4.	“Disability” has the same meaning as may be ascribed to that term by the Corporation’s long term disability carrier at the relevant time.

Appendix “C”

Offer Letter

(See Exhibit 10.46 on Form 8-K filed May 15, 2006)